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                                EXHIBIT 6.01


                             MATERIAL CONTRACTS



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LICENSING AGREEMENT

BETWEEN

NOVAMEX DIAGNOSTIC LTEE., a Wuebec corporation, of 350 Franquet Street, Suite 10, Office 50, Sainte-Foy, Quebec, G1N 4P9 represented by Dr. Ronald Simard declare to this effect to be the authorized officer of the corporation;

(hereinafter referred to as the "Manufacturer")
                                    AND
Biovet, Inc., and its affiliates, a Quebec corporation, of 2900 Avenue Vanier, St-Hyacinthe, Quebec, Canada, J2S 6M2 represented by Mr. Rene Lallier, declare to this effect to be the authorized officer of the corporation;

(hereinafter referred to as the :Distributor")

(the Manufacturer and the Distributor hereinafter collectively referred to as the "Parties")

===========================================================================

PREAMBLE

WHEREAS the Manufacturer operates a business involved in the manufacturing of various products and wishes to have them distributed by a distributor;

WHEREAS the Distributor wishes to distribute the products described hereinafter, for good and valuable consideration;

WHEREAS the Parties wish to confirm their agreement in writing;

WHEREAS the Parties are duly authorized and have the capacity to enter into and execute this Agreement;

WHEREAS it is understood that this Licensing Agreement is a translation of "Entente de Licence" signed in St-Hyacinthe, Quebec, July 23, 1998 and this "Entente de Licence" is the only official Agreement recognized by both parties.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1.00 PREAMBLE

     The preamble is an integral part of this Agreement.

     2.00 SCOPE

               2.01 Distribution

     The Manufacturer grants the Distributor the right to distribute exclusively for resale purposes the product as described below (hereinafter referred to as the "Product").

     The reagent kit uses deep stick "lateral flow: to detect ROTAVIRUS in feces in bovines and porcines.

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     2.02 Territory

     The intended geographical territory for the distribution of Product is:
     Canada
     United States
     Mexico
     South America
     Asia
     Europe and Middle East

     (Hereinafter referred to as the "Territory").

     3.00 CONSIDERATION

               3.01 Price List and Discounts

     The Distributor has no discount on the purchase price of the Product as per the actual priced list as stated in annex "A" of this Agreement. Prices may be revised twice a year by the Manufacturer. Therefore, any price list revision shall be forwarded to the Distributor, at least ninety (90) days before it becomes effective.

     3.02 Terms and Conditions of Payment

     The Distributor shall pay the Manufacturer the price of the purchased Product within the next thirty (30) days following the date of the invoice of the Product.

     3.03 Applicable Taxes

     The purchase price payable by the Distributor is subject to the various applicable taxes, (PST and GST) and any other tax which may become applicable in the future.

     3.04 Condition

     The purchase price is FOB manufacturer.

     4.00 SPECIAL PROVISIONS

               4.01 Exclusivity, brand-name and first right of refusal

     The Manufacturer grants the Distributor the exclusive rights on the distribution of Product within the Territory and binds himself not to make any direct sale to anyone in the Territory for the whole term of this Agreement. Moreover, the Manufacturer undertakes not to directly or indirectly manufacture any identical or similar product to the Product, which could be commercialized under another trade mark and intended for distribution in the Territory, unless the distribution of such identical or similar product is agreed in writing by the Parties.

     The Distributor agrees not to manufacture, distribute or sell, directly or indirectly, any product use to detect ROTAVIRUS in feces in bovines and procines using lateral flow technology.


     The Distributor will be able to sell this Product under his own brand name. However, the Distributor will clearly identify on the reagent kit the Manufacturer of the Product as describe in annex C.

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     The Distributor has the first right to refuse from the Manufacturer any new diagnostic kits with veterinary applications. The Distributor will have a period of ninety (90) days to accept or reject the new product under the conditions proposed by the Manufacturer. In the case where the Distributor refuses the distribution of the new product, the Manufacturer would look for a third party and offer this new Product under the same conditions previously offered to the Distributor.

     4.02 Obligations of the Manufacturer

     The Manufacturer undertakes and binds himself towards the Distributor to:
     1.   manufacture the Product in sufficient quantity;
     2.   pack the Product securely;
     3. provide the Distributor with all necessary facilities for taking delivery of the Product at the Manufacturer's warehouse;
     4. provide all specifications and instructions with regard to the Product and their use;
     5. provide, on a regular basis, the suggested retail price list of the Product;
     6. provide a full warranty (parts and labor) on the Product for similar terms and conditions as those offered by his competitors;
     7. fulfill his warranty obligations by carrying out, in a reasonable delay and at his choice, the repair or replacement of any defective Product, provided that the said Product have been used in accordance with the Manufacturer's instructions;
     8.   keep in stock and provide spare parts for the Product;
     9. supply the Distributor, in reasonable quantity, with the necessary materials for the marketing, promotion and advertising of the Product;
     10. supply the Distributor, in reasonable quantity, with samples of the Product for promotional purposes;
     11. provide the Distributor with reasonable help and support for the marketing, promotion and advertising Product;
     12. ship to the Distributor Product with a dating exceeding eight (8) months;
     13. fill all pre requisite and pay all expenses in order to obtain the regulatory approval of the Product in each country as a Manufacturer of the diagnostic kit;
     14. share at 50/50 with the Distributor the registering cost of the Product in each country;
     15. offer, at his own expenses, the technical support to the Distributor necessary to market the Product.

     4.03 Obligations of the Distributor

     The Distributor undertakes and binds himself towards the Manufacturer to:

     a) supply all necessary human and material resources to ensure efficient and complete distribution of the Product across the Territory;

     b) supply all necessary human and material resources to ensure reaching the sales objectives for each territory as per annex B of this contract. The yearly sales objectives for each territory start from the date the Product has been registered and approved for sale in that country;

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     c)   verify the quantity and the packaging of Product before accepting the delivery, and immediately report to the Manufacturer any discrepancy in quantity of Product received or any defects in the packaging;
     d) take delivery of the Product at the Manufacturer's warehouse and deliver them at his expense;
     e) pay any amount due to the Manufacturer in accordance with the terms and conditions of payment stated herein;
     f) share the registering cost of the goods at 50/50 with the Manufacturer in each country;
     g) pay for the promotion and publicity of the Product in each country; (free reagent kit)
     h) provide and efficient, professional and prompt after-sale service;
     i) report on returned Product, in accordance with the Manufacturer's prescribed delays and instructions
     j) return to the Manufacturer defective Product under warranty, in their original packaging or safely packed;
     k) pick up and deliver Manufacturer's repaired or replaced Product by virtue of his warranty obligation;
     l) keep confidential any document, information, list, process, recipe, practice, handling method, contract, agreement, software, data base, and plan owned or provided by the Manufacturer in connection with the Product, except whatever is expressly allowed by the Manufacturer;
     m) inform the Manufacturer of an actual or expected infringement or any patent, trade mark, industrial drawing or copyright belonging to the Manufacturer, which the Distributor may be aware of.


     4.04 Reserve of the Right of Ownership

     Under this Agreement, the Manufacturer is and shall remain the owner of the Products purchased by the Distributor, the Parties having agreed that the transfer of the right of ownership will not take effect on entering into this Agreement or when taking possession of the Product. But only when the sums due with respect to each and every invoice issued by the Manufacturer will be paid in full by the Distributor.

     4.05 Intellectual Property/know how

     The Manufacturer declares to be the sole owner by good and valuable title of the intellectual property of all patents, trade marks, and copyrights with respect to the Products, and that his rights in same are not disputed, in whole or in part, by any person at this time of signing this Agreement. As to the Distributor, he acknowledges that the patents, trade marks, industrial drawings and copyrights with respect to the Product are the exclusive property of the Manufacturer. The Distributor undertakes to never question or infringe, directly or indirectly, any patent, trade mark, industrial drawing and copyright of the Manufacturer.

     4.06 Assuming the Defense

     Except in the case of the Distributor's default, the Manufacturer undertakes to assume the defense of the Distributor in any legal proceedings taken by a third party against the Distributor, based on a safety failure or a latent defect of all or part of the Products or based on actual or apprehended infringement of a patent, trade mark,

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     industrial drawing, or copyright in connection with the Products.
     Moreover, the Manufacturer holds the Distributor harmless and free from any judicail condemnation by final judgement against him with regard to the aforesaid, and undertakes to pay the capital, interest, legal costs and attorney's fees, the whole being under the Manufacturer's personal guarantee.

     4.07 Interest

     All amounts due, by virtue of the various invoices to be issued from time to time by the Manufacturer, shall bear interest at the rate of twelve per cent (12%) annually, starting from the expiration date of the terms and conditions of payment granted to the Distributor.

     4.08 Collection Fees

     Should it become necessary, following the Distributor's default to pay the Manufacturer, to transfer an invoice to a collection officer or to an attorney, the Distributor shall pay the Manufacturer collection fees of twenty per cent (20%) of the amount due in capital and interest, in addition to the actual balance owed.

     5.00 GENERAL PROVISIONS

     Unless otherwise stated in this Agreement, the following provisions apply.

     5.01 "Force Majeure"

     Neither party shall be considered in default fo this Agreement if the fulfillment of all or part of its obligations are delayed or prevented due to "force majeure". "Force majeure" is an external enforceable and irresistible event, making it absolutely impossible to fulfill an obligation.

     5.02 Severability

     If any section, paragraph or provision (in all or in part) in this Agreement is held invalid or unenforceable, it shall not, in any way, have any effect on any other section, paragraph or provision unless otherwise clearly provided for under this Agreement.

     5.03 Notices

     Any notice intended for either party is deemed to be validly given if it is done in writing and sent by registered or certified mail, by bailiff or by courier service to such party's address as stated int his Agreement, or to any other address that the concerned party may have notified in writing to the other party. A copy of any notice sent by email shall also be sent according to one of the above mentioned delivery modes.

     5.04 Headings

     The headings in this Agreement are used only for reference and convenience purposes; they do not modify in any manner the significance or the object of the provisions they designate.


     5.05 Schedules

     Whenever the Schedules of this Agreement are duly initialed by all Parties, they are considered as an integral part of this Agreement.
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     5.06 Non-Waiver
     The apathy, negligence or tardiness of a party to use a right or a recourse provided for under this Agreement shall not, in any case, be considered as a renunciation to such right or recourse.

     5.07 Cumulative Rights
     All rights mentioned in this Agreement are cumulative and non-alternative. The waiving of a right shall not be interpreted as waiving any other right.

     5.08 Entire Agreement
     This agreement constitutes the entire agreement entered into between the Parties. Declarations, representations, promises or conditions other than those stated in this Agreement cannot be construed in any way as to contradict, modify or affect the provisions of this Agreement.

     5.09 Amendment
     This Agreement cannot be amended or modified except by another written document duly signed by all Parties.

     5.10 Gender and Number
     Where appropriate the singular number set forth in this Agreement shall be interpreted as plural and the gender as masculine, feminine or neuter, as the context dictates.

     5.11 Non-Transfer
     Neither of the Parties shall assign, transfer nor convey, in any way, his rights in this Agreement to any third party without first obtaining the written consent of the other.

     5.12 Computation of Time
     In all computations of time periods under this Agreement:


     a) the first day of the period shall not be taken into account, but the last one shall be;
     b) the non-juridical days i.e. Saturdays, Sundays and public holidays shall be taken into account.

     5.13 Currency
     The currency used for purposes of this Agreement shall be Canadian currency.

     5.14 Governing Law
     This Agreement shall be construed and enforced in accordance with the laws in force in the Province of Quebec.

     5.15 Election of Domicile
     The Parties agree to elect domicile in the judicial district of Quebec and St-Hyacinthe, Province of Quebec and choose Quebec for the hearing of any claim arising from the interpretation, application, completion, term, validity and effects of this Agreement.

     5.16 Numerous Copies
     Each copy of this Agreement is considered as an original whenever duly initialed and signed by all Parties, it being understood however that all of these Copies refer to the one and same Agreement.

     5.17 Agreement
     This Agreement binds the Parties hereto as well as their respective successors, heirs and assigns.
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     5.18 Joint and Several Liability
     Whenever one of the Parties is constituted of two or more persons, these persons are jointly and severally obligated and liable towards the other party.

     5.19 Elapsed Time
     Whenever one of the Parties fails to fulfil an obligation under this Agreement within a limited period of time, the mere lapse of time passing shall constitute a formal notice of default to the said party.

     6.00 COMING INTO FORCE
     This Agreement comes into force.........

     7.00 TERM
     This Agreement shall be in force for a period of five (5) years and thereafter renewable for period of 5 years in between the 2 parties.

     8.00 TERMINATION
     This Agreement shall terminate in any of the following circumstances:

     a)   on its expiry date (if for a fixed term);
     b)   upon a written agreement by the parties;
     c) in case of insolvency, bankruptcy or any proposal from one of the Parties;
     d)   in case of serious offence by one of the Parties.

     This Agreement shall terminate within a delay of thirty (30) days following the services of a formal notice to the defaulting party to remedy its default and if there is still no action taken within the above-mentioned delay, in the following events:

     a) if the distributor fails to pay the manufacturer any amount owed on the due date;
     b) if one of the parties fails to fulfill any of his obligations under this Agreement;
     c) if the Distributor does not reach his territory sales objectives of annex B, the Distributor will have a period of 6 months to correct the situation. If after this period the Distributor has not reached his sales objective, the Manufacturer and the Distributor will search for a third party. This new third party distributor must sell the Product under the same brand of the Distributor.
     d) the Manufacturer may terminate this Licensing Agreement with a 6 month notice to the Distributor. If so, a penalty will be paid to the Distributor if the Distributor has met his sales objectives. The penalty will be the total sales made by the Distributor during the last 12 months of operation. The penalty will be payable at the termination of the agreement.

     Upon termination of this Agreement, the Distributor shall immediately return to the Manufacturer all samples, advertising material and documents in relation to the Product. Moreover, the Manufacturer shall buy back from the Distributor all Product still in possession of the Distributor at the previously invoiced price, subject to deduction of any amount which could be owed by the Distributor to the Manufacturer at the time of repossession.

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     9.00 ACKNOWLEDGMENT BY THE PARTIES

     THE PARTIES HEREBY ACKNOWLEDGE THAT:
     A) PRIOR TO THE DRAFTING OF THIS AGREEMENT, DUE NEGOTIATIONS HAVE TAKEN PLACE BETWEEN THEM;

     B) THIS AGREEMENT TRULY AND COMPLETELY DEFINES THE AGREEMENT REACHED BETWEEN THEM;

     C) ALL AND EACH ONE OF THE SECTIONS IN THIS AGREEMENT ARE LEGIBLE

     D) THE UNDERSTANDING OF THE AFORESAID SECTIONS CAUSES NO DIFFICULTY WHATSOEVER.

     E) BEFORE SIGNING THIS AGREEMENT, EACH PARTY HAD THE OPPORTUNITY TO CONSULT A LEGAL ADVISER.


     EACH PARTY HAS RETAINED A COPY OF THIS AGREEMENT, IMMEDIATELY AFTER THE SIGNING OF IT BY ALL PARTIES.


SIGNED IN Quebec  ( 2  ) COPIES,

AT ................. PROVINCE (OR: STATE, DEPARTMENT, ETC.)
OF..................
ON THE  22 DAY OF 07-98

THE MANUFACTURER
Ineligible                           /s/ Ronald E. Simard
------------------------             --------------------------
WITNESS                              THE DISTRIBUTOR

Ineligible                           /s/ Rene Lallier
WITNESS                              --------------------------



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